Exhibit 99.1

Discovery Labs Announces Corporate Reorganization and Personnel Reduction

Warrington, PA — May 4, 2006 — Discovery Laboratories, Inc. (Nasdaq: DSCO), today announced that it has reduced the number of employees and reorganized corporate management in order to lower its cost structure and appropriately align Discovery’s operations with business priorities. Discovery is taking these actions based upon its current expectations of the financial impact of a delay in the regulatory approval and commercial launch of Surfaxin® for Respiratory Distress Syndrome (RDS) in premature infants. The Company is reducing its workforce by 55 employees which represents approximately 34% of its workforce. The reduction is across all functions of the Company but with a primary emphasis on the commercial infrastructure which is no longer in Discovery’s near-term plans.

In April 2006, Discovery received a second Approvable Letter from the FDA relating to its NDA for Surfaxin for RDS. Issues contained in the second Approvable Letter primarily focused on the Chemistry, Manufacturing and Controls (CMC) section of the NDA and product labeling. In April, Discovery also announced that it anticipates a potentially significant delay in Surfaxin U.S. regulatory approval due to the failure of certain stability parameters for process validation batches that were previously manufactured as a requirement for regulatory approval. This delay does not arise out of any issues related to the clinical data from our multinational SELECT Study, which demonstrates that Surfaxin was significantly more effective in the prevention of RDS and also improved survival (continuing through at least one year of life) and other outcomes versus comparator surfactants.

Robert J. Capetola, Ph.D., President and Chief Executive Officer of Discovery, commented, “Based on recent events, we have taken steps to control costs and maintain the human and capital resources to focus on the programs that potentially allow patients to experience the benefit of this important new class of respiratory medicine. Our highest priority is the actions necessary to gain Surfaxin regulatory approval. We are focused on investigating and remediating the Surfaxin manufacturing issues and maintaining the clinical and commercial manufacturing infrastructure for Surfaxin and our SRT pipeline. Just as important is the development of our pipeline of SRT products, primarily our potentially revolutionary aerosolized SRT, Aerosurf™ for neonatal respiratory disorders, as well as exploring opportunities for strategic partnerships.”

Discovery recently reduced its personnel from 160 to 105 employees. Affected employees are eligible for certain severance payments and continuation of benefits. The Company expects to realize annual expense savings of approximately $8.0 million from the reduction in work force and related operating expenses. Additionally, sales and marketing program expenses totaled approximately $5.0 million over the past two fiscal quarters (Q4 ’05 and Q1 ’06), and these expenses will no longer be incurred. The Company expects to take a one-time restructuring charge of approximately $4.5 to $5.0 million in the second quarter ending June 30, 2006 related to the staff reductions and the wind down of certain commercial programs.

In connection with the reorganization, which includes the discontinuance of the commercial infrastructure, three senior executives will be leaving Discovery: Christopher J. Schaber, Ph.D., Executive Vice President and Chief Operating Officer; Deni M. Zodda, Ph.D., Senior Vice President of Business Development; and Mark G. Osterman, Senior Vice President of Sales and Marketing.

Dr. Capetola added, “We wish our departing colleagues the best in their future endeavors. Our departing colleagues are highly talented and dedicated people, but this restructuring was necessary. We have an attractive SRT pipeline, an adaptable business model, and this reorganization reduces our cost structure while maintaining the outstanding capabilities of the organization.”

Dr. Capetola will now have the direct responsibility for the following additional functions. Supporting Dr. Capetola will be:

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Manufacturing -- Charles F. Katzer, Senior Vice President of Manufacturing Operations. Mr. Katzer joined Discovery in January 2006 and brings over 30 years of broad functional experience in all aspects of manufacturing operations with major pharmaceutical companies. Most recently he was Vice President of Manufacturing at Medimmune Vaccines, Inc. where he was responsible for worldwide vaccine manufacturing operations.

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Regulatory -- Marjorie Hurley, Pharm.D., Vice President of Regulatory Affairs. Dr. Hurley joined Discovery in 2006 and has over 20 years of regulatory experience in the biotechnology and pharmaceutical industry.

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Clinical and Medical -- Robert Segal, MD, FACP, is the Company’s Senior Vice President and Chief Medical Officer has been with Discovery since 2000. Previously Dr. Segal was Director of Clinical Research at Merck Research Laboratories. Supporting the Company’s research and development are Dr. Russell Clayton, Thomas Hoffman, MD, Ph.D., Jan Mazela, MD, Ph.D., Carlos Guardia, MD, and Timothy Gregory, Ph.D. This team has a wealth of medical experience in neonatology, pediatrics, pulmonology, aerosolization, and respiratory care.

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Aerosolization Development -- the Company’s California operations are managed by Mark Johnson, Ph.D. Dr. Johnson has been with the Company for over two years and received his Ph.D. in chemical engineering from Massachusetts Institute of Technology.

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Quality Assurance -- Gerald J. Orehostky, Vice President of Quality Operations. Mr. Orehostky joined Discovery in 2005 and brings over 19 years of diverse technical and regulatory compliance experience with global pharmaceutical, biopharmaceutical and medical device companies.

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Business Development -- The role of business development will be shared amongst Dr. Capetola, John Cooper, Executive Vice President and Chief Financial Officer and David Lopez, CPA, Esq., Executive Vice President and General Counsel.

Surfaxin and Respiratory Distress Syndrome (RDS)

Surfaxin is a precision-engineered, peptide-containing, synthetic surfactant that is designed to closely mimic the function of natural human lung surfactant and represents a potential alternative to animal-derived surfactants. Data from Discovery’s pivotal, multinational SELECT study demonstrates that Surfaxin was significantly more effective in the prevention of RDS and improved survival (continuing through at least one year of life) and other outcomes versus comparator surfactants. The SELECT and STAR (a supportive Phase 3 study) trials, as well as a pooled Phase 3 analysis, have been presented at several international medical meetings and the results from the two studies were published in Pediatrics.

RDS is a life-threatening and costly breathing disorder that strikes tens of thousands of premature infants in the United States each year, with a global at-risk population in excess of 500,000 infants. Approximately 75,000 infants are treated with surfactants in the United States annually. Current surfactant treatment options are limited to animal-derived surfactants harvested from bovine (cow) and porcine (pig) sources.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing its proprietary surfactant technology as Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery’s technology produces a precision-engineered surfactant that is designed to closely mimic the essential properties of natural human lung surfactant. Discovery believes that through its technology, pulmonary surfactants have the potential, for the first time, to address respiratory diseases where there are few or no approved therapies available.

Discovery’s SRT pipeline is focused on significant respiratory conditions prevalent in the neonatal intensive care unit, critical care and other hospital settings. Discovery’s lead product, Surfaxin®, for the prevention of Respiratory Distress Syndrome (RDS) in premature infants, has received an Approvable Letter from the FDA and is under review for approval in Europe by the EMEA. Surfaxin is also being developed for the prevention and treatment of Bronchopulmonary Dysplasia (BPD, also known as Chronic Lung Disease) in premature infants. Discovery is preparing to conduct Phase 2 pilot studies with Aerosurf, aerosolized SRT administered through nasal continuous positive airway pressure (nCPAP), for the treatment of neonatal respiratory disorders. Discovery has completed a Phase 2 clinical trial to address Acute Respiratory Distress Syndrome (ARDS) in adults, and is developing aerosol formulations of SRT to address Acute Lung Injury (ALI), cystic fibrosis and other respiratory conditions.

For more information, please visit our corporate website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of Discovery’s product development, events conditioned on stockholder or other approval, or otherwise as to future events, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect Discovery’s actual results and could cause results to differ from those contained in these forward-looking statements are the risk that financial conditions may change, risks relating to the progress of Discovery’s research and development, the risk that Discovery will not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for aerosol and Surfactant Replacement Therapies), risk that Discovery will not be able to develop a successful sales and marketing organization in a timely manner, if at all, risk that Discovery’s internal sales and marketing organization will not succeed in developing market awareness of Discovery’s products, risk that Discovery’s internal sales and marketing organization will not be able to attract or maintain qualified personnel, risk that approval by the FDA or other health regulatory authorities of any applications filed by Discovery may be withheld, delayed and/or limited by indications or other label limitations, risks that any such regulatory authority will not approve the marketing and sale of a drug product even after acceptance of an application filed by Discovery for any such drug product, risks that Discovery’s CMC will not satisfy the FDA, risk in the FDA review process generally, risks relating to the ability of Discovery’s third party contract manufacturers and development partners to provide Discovery with adequate supplies of drug substance, drug products and expertise for completion of any of Discovery’s clinical studies, risks relating to drug manufacturing by Discovery, risks relating to the integration of manufacturing operations into Discovery’s existing operations, other risks relating to the lack of adequate supplies of drug substance and drug product for completion of any of Discovery’s clinical studies, risks relating to the ability of the Company and its collaborators to develop and successfully commercialize products that will combine our drug products with innovative aerosolization technologies, risks relating to the significant, time-consuming and costly research, development, pre-clinical studies, clinical testing and regulatory approval for any products that we may develop independently or in connection with our collaboration arrangements, and risks relating to the development of competing therapies and/or technologies by other companies. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Those associated risks and others are further described in Discovery’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contacts:

John G. Cooper, EVP, CFO
215-488-9490

Lisa Caperelli, Investor Relations
215-488-9413